UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2014

INTELLICELL BIOSCIENCES, INC

(Exact name of registrant as specified in its charter)

Nevada	333-49388	91-1966948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 Park Avenue, 17th Fl New York, NY 10022
(Address of principal executive offices)
(646) 576-8700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 8, 2013, a Summons and Complaint (the “Complaint”) was filed along with a Motion for a Temporary Restraining Order (the “Motion”) before the Supreme Court of the State of New York, County of New York (the “Court”) under the caption Intellicell Biosciences, Inc. v Ironridge Global IV, LTD., and TCA Global Credit Master Fund, LP, Index No. 652800/13. The Motion sought to restrain the sale of the Company’s assets.

As previously reported, on July 15, 2013, while the Company was finalizing an amendment and waiver to that certain Convertible Promissory Note (the “Note”) issued by the Company in favor of TCA Global Credit Master Fund, LP (“TCA”) on June 7, 2012 in the principal amount of $500,000, the Company was advised that Ironridge Global IV, LTD (“Ironridge”), led by Mr. John C. Kirkland, Esq., purportedly purchased the Note from TCA. The Complaint and Motion alleged that Ironridge and TCA each served the Company with a Notice of Foreclosure and Sale, both claiming to be the “Secured Party” of the same assets.

Given that Ironridge and TCA asserted that they would sell the secured assets of the Company at auction on August 12, 2013, the Motion sought to temporarily restrain both parties from so doing. On August 12, 2013, Justice Sherwood, Justice of the Supreme Court, New York County, issued a written Order granting the relief requested, thereby restraining any sale of assets (the “Temporary Restraining Order”).

On August 26, 2013, despite the Company’s best efforts to amicably resolve the dispute related to the Note, a subsequent hearing on the Motion was held, at which time the Company voluntarily brought with it to Court: (i) a certified check in the amount of $535,833.33 constituting payment of all principal and interest owed under the Note; and (ii) a stock certificate constituting the facility fee shares owed to the Secured Party pursuant to that certain Equity Facility Agreement. Since TCA admitted in prior court filings that it has no remaining interest in the Note and Equity Facility Agreement, both the check and the stock certificate were tendered to Ironridge in open court, and counsel for Ironridge confirmed receipt thereof to Justice Oing directly. The Company's attorneys argued in court that, with the exception of possible attorney’s fees owed, the Company's obligations under the transaction documents have now been satisfied in full.

In addition, the Court found Ironridge’s jurisdictional argument to be unavailing and held that the case shall remain in New York and directed all parties to file submissions with the Court on September 10, 2013, indicating why any other monies are or are not owed under those certain transaction documents. Judge Oing further directed that the Temporary Restraining Order restraining the sale of the Company’s assets shall remain in place indefinitely until further order of the Court and that the auction shall not be rescheduled and that Ironridge shall not make, post or distribute any further advertisements, internet postings, blogs or otherwise in relation thereto. Finally, Judge Oing held that the balance of the $680,000 that was being held in escrow be immediately released.

On January 28, 2014 a Report and Recommendation was issued by Judicial Hearing Officer Ira Gammerman  and so ordered on February 19, 2014. By Notice of Motion dated March 7, 2014, the Company moved to confirm said Report and Recommendation. On March 31, 2014, Ironridge cross-moved for an order rejecting the Report of Recommendation and for an award of damages against the Company and in favor of Ironridge in the amount of $298,310.91.

On June 20, 2014, the Company received the Order whereby the Court (i) granted the Company’s motion and (ii) denied Ironridge’s cross-motion. The Court further ordered that (i) Ironridge surrender to the Company stock certificate No. IC0369 in the amount of 4,959,613 shares of common stock of the Company by delivering the certificate to counsel of the Company within ten (10) calendar days of service of Notice of Entry of Order; (ii) the Company, within ten (10) calendar days of receipt by Company’s counsel of the Certificate (the “Issue Date”), cause its clearing firm to issue and deliver to Ironridge a stock certificate representing immediately tradeable shares (the “Facility Fee Shares”)  in the Company in an amount equal to $91,912.42 as determined by reference to the Company’s share price on the NASDAQ as reported by Bloomberg L.P. as of the Issue Date; (iii) if the Company cannot or does not cause its clearing house to issue the Facility Fee Shares, the Company shall pay Ironridge $91,912.42 in immediately available funds within ten (10) of the Issue Date; and (iv) Ironridge’s first-priority under the Security Agreement dated as of May 31, 2012 shall continue until the earlier of payment by the Company to Ironridge in immediately available funds of $91,912.42 or receipt by Ironridge of the correct stock certificate having the tradeable value of $91,912.42.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLICELL BIOSCIENCES, INC

Date: June 25, 2014	By:	/s/ Dr. Steven Victor
Name: Dr. Steven Victor
Title: Chief Executive Officer

3